SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                (Amendment No. 2)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission  Only (as permitted by Rule 14a-6(e)
    (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LaserSight Incorporated
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

          4)  Proposed maximum aggregate value of transaction:
          5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
 ......................................................................
      2)  Form, Schedule or Registration Statement No.:
 ......................................................................
      3)  Filing Party:
 ......................................................................
      4)  Date Filed:


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                Revised Preliminary Copy Dated December 19, 1997

                             LASERSIGHT INCORPORATED
                               12161 Lackland Road
                            St. Louis, Missouri 63146

                                     -------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY __, 1998
                                     -------

To the Stockholders:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of LaserSight Incorporated (the "Company") will be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on February __, 1998 at 10:00 a.m., local time, solely for the following purposes:

      1. To vote on a proposal to approve and reserve for issuance shares of the Common Stock issuable upon the conversion of shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock"), issued in an August 1997 private placement, as dividends and other payments relating to such Series B Preferred Stock and in respect of related investor and placement agent warrants. Such approval will remove the limitation on the number of shares of Common Stock issuable upon conversion currently required by a listing rule of the Nasdaq Stock Market.

      2. To vote on a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 40 million.

      3. To vote on a proposal to approve an adjournment of the special meeting to another date or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the 1997 Private Placement Issuances or the Charter Amendment.

      The Board of Directors has fixed the close of business on January __, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors of the Company, which unanimously recommends that stockholders vote FOR all proposals. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Special Meeting.

      Whether or not you plan to attend the Special Meeting in person, it is important that you sign, date and return promptly the enclosed proxy in the envelope provided to assure that your shares are represented at the Special Meeting. If you subsequently decide to attend the Special Meeting and wish to vote your shares in person, you may do so. Your prompt attention will be much appreciated.

                                     By Order of the Board of Directors

                                             Gregory L. Wilson
                                             Secretary

St. Louis, Missouri
January __, 1998

     THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF
      DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             LASERSIGHT INCORPORATED

                                    --------
                                 PROXY STATEMENT
                                    --------

                                  INTRODUCTION

General

     The enclosed proxy is solicited by and on behalf of the Board of Directors of LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m., local time, at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on February __, 1998, and any adjournment or postponement thereof. At the Special Meeting, stockholders will be asked to consider and vote on the following proposals:

         1. To approve and reserve for issuance shares of the Company's Common Stock, $.001 par value ("Common Stock") issuable upon the conversion of shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock"), issued in an August 1997 private placement, as dividends, if any, and payments thereon and in respect of related investor and placement agent warrants (such issuances of Common Stock are collectively referred to as the "1997 Private Placement Issuances"),

         2. To amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000 (the "Charter Amendment"), and

         3. To approve an adjournment of the special meeting to another date or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the 1997 Private Placement Issuances or the Charter Amendment (the "Adjournment Proposal").

     Only holders of record of shares of Common Stock at the close of business on January __, 1998, the record date for the Special Meeting fixed by the Board of Directors, are entitled to vote at the Special Meeting. On that date, there were outstanding and entitled to vote at the Special Meeting ________ shares of Common Stock, each of which is entitled to one vote at the Special Meeting. Holders of the Series B Preferred Stock are not entitled to notice of, or to vote at, the Special Meeting. This Proxy Statement and accompanying proxy card are being mailed to stockholders on or about January __, 1998.

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated for such services. Kissel-Blake Inc., 110 Wall Street, New York, NY 10005 (telephone: (212) 344-6733), has been retained to assist in soliciting proxies by mail, telephone, facsimile or personal solicitation for a fee of approximately $6,000, plus expenses.

     The Company's executive offices are located at 12161 Lackland Road, St. Louis, Missouri, 63146 (telephone: (314) 469-3220). References in this Proxy Statement to the "Company" refer to LaserSight Incorporated and its subsidiaries, unless the context otherwise requires.

Voting and Revocation of Proxies

     All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted

FOR approval of the 1997 Private Placement Issuances, FOR approval of the Charter Amendment and FOR approval of the Adjournment Proposal. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Special Meeting. Under the Company's bylaws, the only business that may be conducted at a special meeting of stockholders is that which is set forth in the related notice of meeting. Although not expected, if any other matter properly comes before the Special Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited by this Proxy Statement will be voted on such matter in accordance with the discretion of the proxy holders named in such proxies unless otherwise indicated.

     Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Corporate Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Special Meeting.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal.

     The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Special Meeting is required to authorize and approve the 1997 Private Placement Issuances and the Adjournment Proposal. Proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against Proposal No. 1 or Proposal No. 3.

     Because the Charter Amendment requires the approval of the majority of the shares of Common Stock outstanding, a broker non-vote will be counted as a vote against Proposal No. 2.


                                 PROPOSAL NO. 1:
                  APPROVAL OF 1997 PRIVATE PLACEMENT ISSUANCES

General

     In a private placement completed on August 29, 1997, the Company sold to several institutional investors a total of 1,600 shares of its Series B Preferred Stock, and issued to such investors and to the Company's placement agent warrants to purchase a total of 790,000 shares of Common Stock (the "Series B Warrants"). The Company received net proceeds of approximately $15.0 million (after the payment of cash fees to the placement agent and estimated transaction expenses) from its sale of the Series B Preferred Stock and the Series B warrants. The proceeds were used to purchase various patents from International Business Machines Corporation ("IBM") relating to the use of ultraviolet light for laser vision correction as well as all non-ophthalmic applications (the "IBM Patents"). The IBM Patents represent fundamental claims in 13 countries including the United States. The IBM Patents include patents for Far Ultraviolet Surgical and Dental Procedures, with expiration dates ranging from December 2, 1998 to November 15, 2005, in the following countries: United States, Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and United Kingdom. The IBM Patents also include patents for Enhancement of Ultraviolet Light Ablation and Etching Organic Solids, with expiration dates ranging from October 28, 2008 to October 9, 2009, in the following countries: United States, France, Germany, Japan and United Kingdom.

     Such transactions are collectively referred to in this Proxy Statement as the "1997 Private Placement," and the related securities issuances (including shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock, as payments in respect of shares of Series B Preferred Stock, and upon exercise of the Series B Warrants) are collectively referred to as the "1997 Private Placement Issuances."

     The Company is seeking approval of the 1997 Private Placement Issuances in order to satisfy a requirement included in the terms of the Series B Preferred Stock. Such requirement provides that the Company shall use its best efforts to obtain the approval of its stockholder for the possible issuance of more than approximately 1,995,534 shares of Common Stock (slightly less than 20% of the shares outstanding on August 29, 1997) in connection with the 1997 Private Placement Issuances. This 20% approval requirement is based on a listing rule of the Nasdaq Stock Market and is accordingly referred to in this Proxy Statement as the "20% Nasdaq Limit." The 20% Nasdaq Limit is calculated on the basis of the number of shares of Common Stock actually outstanding and does not consider any outstanding common stock-equivalents, such as shares issuable in respect of outstanding options and warrants. See "--Introduction," "--Nasdaq Listing Obligation" and "Description of Capital Stock."

     On October 28, 1997, the Company voluntarily redeemed 305 shares of the Series B Preferred Stock with an aggregate face amount of $3,050,000 and representing approximately 19% of the $16 million face amount issued in August 1997. The Company paid the redemption price of $3,172,000 (including a 4% redemption premium) with a portion of the $4 million proceeds which the Company had received in September 1997 as a lump-sum payment for an exclusive, world-wide royalty-free license to a third party covering the use in the vascular and cardiovascular fields of the IBM Patents. As required by its agreement with the Series B preferred shareholders, the Company had placed 80% of such proceeds in a blocked account to secure the Company's obligation to redeem the Series B Preferred Stock if it were to default in certain of its obligations to the Series B preferred shareholders. The Company believes that its continued holding of the restricted funds in the blocked account (in lieu of redeeming the 305 preferred shares) would not have meaningfully enhanced the Company's liquidity and would, under the terms of the Series B Preferred Stock, have resulted in an increase in the redemption premium (to as much as 14%) or the expiration on January 26, 1998 of the Company's option to redeem Series B Preferred Stock. In addition, the Company believes that the redemption of such 305 shares reduced the potential dilutive effect of the Series B Preferred Stock on the Company's common shareholders.

     The Company is continuing to negotiate royalty arrangements relating to the IBM Patents with other companies, including in one case a possible lump-sum royalty payment that had been the subject of preliminary discussions at the time of the transaction. However, there can be no assurance as to when or on what terms the Company may be able to license the IBM Patents to other companies. To date, the Company has not entered into any other material license agreements relating to the IBM Patents.

Introduction

     The exact number of shares of Common Stock issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be determined because such number depends on future events, especially the future market prices of the Common Stock and the timing of the conversion decisions of the holders of Series B Preferred Stock. The number of shares of Common Stock issuable upon full consummation of the 1997 Private Placement Issuances will generally increase or decrease in the opposite direction of changes in the market price of Common Stock and could be substantially greater than the 1,995,534 shares permitted by the 20% Nasdaq Limit. Holders of Series B Preferred Stock can elect to convert their shares into Common Stock on any date or dates before August 29, 2000, when all Series B Preferred Stock remaining outstanding will automatically be converted into Common Stock.

      The number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock (the "Conversion Shares") equals the liquidation preference of the shares being converted (presently $10,000 per share) divided by the then-effective conversion price applicable to the Series B Preferred Stock (the "Conversion Price"). The Conversion Price as of any date is the lesser of (i) $6.68 per share or (ii) the "Variable Conversion Price," defined as the average of the three lowest Closing Bid Prices per share of Common Stock during the Lookback Period (as defined below) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period), subject to adjustment as provided in this Proxy Statement. For this purpose, the "Lookback Period" means the period of 20 consecutive trading days ending on the trading day immediately preceding the Conversion Date; provided, however, that in the event the average Closing Bid Price of the Common Stock during the period of five consecutive trading days ending on February 25, 1998 is less than $5.1375 per share, the Lookback Period will be the period of 30 consecutive trading days ending on the trading day immediately preceding the Conversion Date. As of December 10, 1997, the Conversion Price would have been $3.40625 per share whether a 20-day or a 30-day Lookback Period was used. The terms of the Series B Preferred Stock do not limit the number of shares of Common Stock which the Company may be required to issue upon its conversion.

     The terms of the Series B Preferred Stock and the 20% Nasdaq Limit require stockholder approval in the event that the 1997 Private Placement Issuances require more than the 1,995,534 shares of Common Stock be issued in connection therewith (slightly less than 20% of the shares of Common Stock outstanding on the date of the 1997 Private Placement). Such outstanding share amount excludes all common stock-equivalents outstanding as of such date, including shares issuable in respect of outstanding options and warrants.

     In addition, if the Company fails to meet any of its obligations to the holders of the Series B Preferred Stock, including timely conversions of the Series B Preferred Stock and the timely registration of the shares of Common Stock issuable upon such conversion under the Securities Act of 1933, the Company is required to make certain payments to such holders. The holders have the option of receiving such additional payments in the form of either cash or additional shares of Common Stock. Such shares would increase the otherwise-required number of shares of Common Stock.

     Unless the Company obtains the approval of its stockholders, the 20% Nasdaq Limit will continue to prohibit the Company from issuing more than 1,995,534 shares of Common Stock in connection with the 1997 Private Placement Issuances. If, but for the 20% Nasdaq Limit, the terms of the Series B Preferred Stock and the Series B Warrants would require the Company to issue more than 1,995,534 shares of Common Stock, the Company is required to satisfy such excess with cash. One such obligation would be to redeem a portion of the outstanding Series B Preferred Stock at an estimated redemption price of at least $15,312,500, including a premium of approximately $3,062,500 (25% of the face amount of the shares redeemed), assuming a Conversion Price of $3.40625 per share (the average of the three lowest closing bid prices of the Common Stock during the 20 trading days preceding December 10, 1997) and completion of the redemption within five business days after the Company's receipt of a redemption request. The Company does not have sufficient cash and marketable securities to satisfy this contingent obligation, and there can be no assurance that the Company will have available the cash resources to satisfy future obligations which might arise, or that such payments would not have a material adverse effect on the Company's financial position or liquidity. See "--Consequences if Stockholder Approval Not Obtained" and "--Use of Proceeds."

     Of the $16.0 million in gross proceeds from the 1997 Private Placement, $14.9 million was paid to IBM to finance the purchase of the IBM Patents, $800,000 was paid to the Company's placement agent, and the balance for legal, accounting, and other expenses relating to the transaction. See "---Use of Proceeds."

Possible Disadvantages of Approving the Proposal

     As noted above, the exact number of shares issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be estimated. Depending on the ultimate financial results achieved by the Company pursuant to its licensing of the IBM Patents, the current holders of Common Stock may be diluted by the 1997 Private Placement Issuances and may be substantially diluted depending on the future market price of the Common Stock. If, however, the market price of the Common Stock increases significantly prior to the date any of the Series B Preferred Stock is converted, the current holders of Common Stock would benefit relative to a placement at market prices which prevailed on August 29. The closing price of the Common Stock on the Nasdaq National Market on such date was $5.00 per share. The holders of the Series B Preferred Stock also have certain other rights under the Series B Preferred Stock which may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed.

     Generally, the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will vary inversely with the market price of the Common Stock. Under the terms of the Series B Preferred Stock, holders generally are not required to convert such shares prior to August 29, 2000. The ownership interest of current holders of Common Stock will be diluted by the 1997 Private Placement Issuances (possibly substantially so), depending on the market price of the Common Stock during the period preceding such conversion. The dilution of earnings per share will be determined by both the increase in the number of shares and earnings associated with the IBM Patents. If, however, the market price of the Common Stock were to increase above $5.00 per share (the closing price of the Common Stock on August 29, 1997) before the Series B Preferred Stock is converted, the current holders of Common Stock would benefit relative to a placement at market prices prevailing on that date.

     As of December 10, 1997, the average of the lowest three daily closing bid prices of the Common Stock on the Nasdaq National Market during the 20 preceding trading days was $3.40625 per share. If such average price were assumed to equal to the Conversion Price as of each date on which the Series B Preferred Stock is converted, the Company would be required to issue a total of approximately 3,801,834 shares of Common Stock if all 1,295 outstanding shares of Series B Preferred Stock were converted as of such date. To the extent the Conversion Price of the Common Stock is higher than $3.40625 as of any date on which shares of Series B Preferred Stock are converted, fewer shares of Common Stock would be issuable. Conversely, to the extent the Conversion Price is lower than $3.40625 on any such date, more shares of Common Stock would be issuable. This information is not a prediction as to the future Conversion Price of the Common Stock or as to when holders will elect to convert shares of Series B Preferred Stock into shares of Common Stock.

     The Board of Directors considered these disadvantages, and concluded that they are outweighed by the advantages discussed in the following section. See "---Effects of 1997 Private Placement Issuances on Holders of Common Stock."

The Board's Evaluation of the IBM Purchase and Its Financing

     Negotiations Between the Company and IBM. The discussions between the Company and IBM regarding the IBM patents began in June 1996 with an exploratory meeting between Mr. Emmett Murtha, the Director of Business Development in IBM's Office of the Vice President of Intellectual Property and Licensing - Corporate, and Mr. Michael Farris, President and Chief Executive Officer of the Company, together with a consultant retained by the Company. By letter dated July 17, 1997, Mr. Farris proposed to Mr. Murtha an acquisition by the Company of IBM's entire interest in all of its issued and pending patents relating to medical and dental applications for lasers in exchange for total consideration of $10 million, payable 50% in cash and 50% in unregistered Common Stock whose transfer would be restricted for 24 months. (This proposal included patents which the Company ultimately did not acquire.) IBM would have retained a 25% interest in the Company's revenues from the patents (subject to a ceiling) and would have shared equally in the cost of prosecuting and defending the patents. On July 23, 1996, Mr. Farris received IBM's response to the effect that payments at the time of the transaction would have to reflect at least half of the total price and that a minimum amount of post-closing payments should be specified. IBM's response also indicated a willingness to explore alternative transactions, such as an exclusive license rather than an outright purchase and sale of the patents, a transaction involving fewer of the patents, and excluding IBM's existing license agreements with VISX Incorporated ("Visx") and Summit Technology, Inc. ("Summit"). On July 24, 1996, Mr. Farris wrote to Mr. Murtha to propose that the Company would acquire both (i) a worldwide license only for the ophthalmic applications and only involving certain of those patents relating to the ablation of body tissue, and (ii) IBM's rights under its agreements with Summit and VISX. In exchange, the Company would pay IBM $10 million in cash, stock and notes and would give IBM a 50% share in the royalties collected. On July 30, the Company received a letter from Mr. Murtha to the effect that IBM would proceed with the Company's proposal and would shortly forward a draft of an agreement. The Company received IBM's draft agreement on August 9, 1996 and exchanged comments with IBM during following weeks. On September 26, 1996, the Company and IBM shifted their focus structure of towards a license arrangement rather than a purchase and sale. By letter dated October 11, 1996, Mr. Farris proposed to Mr. Murtha a schedule providing for payments of Common Stock and cash over a five-year period. On December 2, 1996, the Company submitted two alternative proposals to IBM in response to its request for an all-cash transaction. The Company's first proposal was for IBM to receive $10 million in increasing annual installments over five years, together with either 25% or 50% of the royalties collected by the Company during such five years, payable after the cumulative amount of such royalties were to exceed either $5 million (if IBM were to elect the 25% royalty rate) or $8 million (if IBM were to elect the 50% royalty rate). The Company's alternative proposal was for IBM to receive $10 million in increasing annual installments payable over five years and additional annual payments in an aggregate amount of up to $5 million if and when certain royalty revenue targets were met during such years. Neither proposal was accepted by IBM. On December 16, 1996, the Company and IBM agreed to pursue the a proposal for a fixed transaction price of $15 million, with a portion to be paid into an escrow account at closing and the balance to be paid in July 1997. IBM also agreed to transfer to the Company as an additional element of the transaction both IBM's rights under its existing royalty agreements with Visx and Summit and IBM's right to pursue patent infringement claims against unlicensed third parties.

     Factors Considered by the Board of Directors in February 1997. The Board discussed the acquisition at a February 7, 1997 board meeting and authorized the execution of the agreement between International Business Machines Corporation and LaserSight Incorporated, as amended (the "IBM Patent Agreement"). The factors considered by the Board at its February 7 meeting included:

     . The proposed agreement and the price of $14.9 million were the result of extensive negotiations (as described above).

     . Certain of IBM's existing licenses of the IBM Patents to third parties were not ultimately included in the transaction based on the fact that the Company placed a lower value on them than IBM's requested price.

     . Royalties were forecast with a financial model developed by the Company with the help of an outside consultant and industry sources. (However, the Company did not request any fairness opinion regarding the transaction.)

     . There were prospects for the Company to receive lump sum license fees for certain of the IBM Patents.

     . The proposed agreement did not require the Company to consummate its acquisition of the IBM Patents and certain related licenses until July 1, 1997, thereby giving the Company some time to explore financing alternatives.

     . If the Company were to fail to satisfy its obligation to acquire the IBM Patents by July 1, IBM's sole remedy would be a payment from the Company of $1 million. The Company could choose to make such payment in either cash or Common Stock.

     . The value of the Company's LaserSight Technologies subsidiary could be enhanced, thereby facilitating the Company's pursuit of strategic alternatives that it had announced in October 1996.(1)

     . The transaction would require the Company to obtain financing for all or substantially all of the $14.9 million purchase price.

--------------------------
(1) Upon the completion of its exploration and evaluation of possible strategic alternatives, the Company determined in June 1997 not to pursue further any such alternatives for the time being.

The Board of Directors viewed all of these factors as positive, except that it recognized the Company's need to finance the transaction and adverse consequences of its obligation to pay IBM $1 million if the transaction did not close by July 7, 1997. The Board of Directors determined that, taken as a whole, the positive factors outweighed these negative factors.

     Factors Considered by the Board of Directors in August 1997. In addition, at two board meetings in August 1997, the Board of Directors discussed the potential 1997 Private Placement Issuances and authorized a private placement of the Series B Preferred Stock. The Board considered the benefits and risks of raising equity based on future market prices relative to available alternatives and concluded that the 1997 Private Placement Issuances were in the best interest of the Company and its stockholders.

     The factors that the Board of Directors considered to be positive to a decision to proceed with the transaction included:

     . The IBM Patents related to the use of an ultraviolet laser for the ablation (i.e., surgical removal or shaping) of any human tissue rather than only for vision correction, and management's belief that there is a wide range of such potential uses.

     . There would be an enhancement of the Company's strategic position in use of the technology for vision applications and the fact that certain other companies in the industry (but not including VISX, Summit and Autonomous Technologies Corporation) lacked a license to use the IBM Patents.

     . The Company had preliminary discussions with alternate sources of financing, including other companies in the same industry, but it had received only one other proposal that would have yielded $16 million. Management concluded that such other proposal was unlikely to be concluded in a timely manner or to result in more favorable terms.

     . If the Company did not consummate the IBM transaction, it would required to pay IBM cash or stock with an aggregate value of $1 million.

     . Although IBM had been willing to extend the original deadline for closing from July 1, 1997 to August 1, 1997 and again to September 1, 1997, it appeared unlikely that IBM would grant any further extensions.

     .   The  Company  had  prospects  to  enter  into  licensing   arrangements
         providing for lump-sum licensing fees in an amount sufficient to recover some portion of the purchase price.(2)

     The factors that the Board of Directors considered to be negative to a decision to proceed with the transaction included:

     . The Series B Preferred Stock financing could impair the Company's ability to raise additional capital in the public or private markets.

     . There was a potential for extensive dilution of the Company's existing stockholders by the potentially unlimited number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. (However, the Board believed that this factor was somewhat offset by the Company's right to redeem up to 70% of the face amount of the Series B Preferred Stock on or before November 27, 1997 or up to 40% of the face amount on or before January 26, 1998.)

--------------------------
(2) Although there had been preliminary discussions and indications of interest (one of which eventually developed into a September 1997 license for $4 million for a third party's use of the IBM Patents in the cardiovascular and vascular fields) no definitive licensing arrangements had been entered into as of August 1997.

     . Certain events could cause in the Series B Preferred Stock to become redeemable at the Holders' option, including the failure of the Company's stockholders to approve the 1997 Private Placement Issuances by December 26, 1997 (or such later deadline as may be consented to by all the holders of the Series B Preferred Stock) or any failure of the Company's stockholders to approve amendments to the Company's Certificate of Incorporation that may be needed from time to time to keep available for issuance upon conversion of the Series B Preferred Stock a number of shares of common stock equal to at least 175% of the number of Conversion Shares then issuable.

The Board of Directors determined that, taken as a whole, the positive factors outweighed these negative factors.

Summary of Transaction Terms

     Set forth below is a summary of the material terms of the 1997 Private Placement. The detailed provisions are provided in the transaction documents. The Certificate of Designations, Preferences and Rights of Series B Convertible Participating Preferred Stock is attached as an exhibit to the Company's amended Form 8-A filed with the Securities and Exchange Commission ("SEC") on September 29, 1997. Copies of other transaction documents, including the Securities Purchase Agreement, the Warrant Agreement, and the Registration Rights Agreement are available from the Secretary of the Company upon request.

     Series B Preferred Stock Placement. Pursuant to a Securities Purchase Agreement dated as of August 29, 1997 (the "Securities Purchase Agreement"), the Company issued and sold in a private placement to certain accredited investors an aggregate of 1,600 shares of a newly-established series of preferred stock, designated as Series B Convertible Participating Preferred Stock, at a price of $10,000 per share, resulting in aggregate gross proceeds to the Company of $16.0 million.

     Each holder of shares of Series B Preferred Stock is entitled to participate in any dividends paid on the Common Stock while such shares of Series B Preferred Stock remain outstanding, when and as declared by the Board of Directors. However, the Company does not currently anticipate paying dividends for the foreseeable future. Any dividend on the Series B Preferred Stock shall be paid in cash concurrently with the dividend or distribution to the holders of Common Stock. Each share of Series B Preferred Stock is also entitled to a liquidation preference of $10,000 per share plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of Series B Preferred Stock have no voting rights.

     Each holder of Series B Preferred Stock has the option to convert any or all of such shares into shares of Common Stock from time to time before August 29, 2000, on which date all shares of Series B Preferred Stock then outstanding will automatically be converted into Common Stock. The number of shares of Common Stock issuable upon any conversion of shares of Series B Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date shall be the lesser of
(i) $6.68 per share or (ii) the "Variable Conversion Price," defined as the average of the three lowest Closing Bid Prices per share of Common Stock during the Lookback Period (as defined below) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period), subject to adjustment as provided in this Proxy Statement. For purposes hereof, the "Lookback Period" means the period of 20 consecutive trading days ending on the trading day immediately preceding the Conversion Date, but if the average Closing Bid Price of the Common Stock during the period of five consecutive trading days ending on February 25, 1998 is less than $5.1375 per share, the Lookback Period shall be the period of 30 consecutive trading days ending on the trading day immediately preceding the Conversion Date. The terms of the Series B Preferred Stock do not limit the number of shares of Common Stock which the Company may be required to issue in respect thereof, except for the limitations described in the following paragraph relating to the Company's listing on the Nasdaq National Market. The Conversion Price is also subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock, as well as by any announcement of a tender offer, by a distribution, and by issuance of securities with a discounted variable conversion price. In addition, upon a merger or consolidation, holders shall have the option of receiving 125% of the face amount of the Series B Preferred Stock. The holders shall also participate in any purchase rights given to holders of Common Shares. Notwithstanding the foregoing, no holder of Series B Preferred Stock will be entitled to convert any shares of Series B Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Securities Exchange Act of 1934) will be the beneficial owners (as defined in Rule 13d-3 thereunder) of more than 9.9% of the outstanding shares of Common Stock, without the approval of the Board of Directors and a majority of the outstanding common shares, unless this provision is waived by a majority of the holders.

     Unless the Company's shareholders approve the 1997 Private Placement Issuances, the 20% Nasdaq Limit and the terms of the Series B Preferred Stock will continue to limit to 1,995,534 the aggregate number of shares that may be issued upon the conversion of the Series B Preferred Stock and the exercise of the 1997 Warrants. If such approval is not granted or is for any other reason not received by December 26, 1997 (or such later deadline as may be consented to by all of the holders of the Series B Preferred Stock), and thereafter insufficient shares are available due to this limitation to allow conversion of the outstanding Series B Preferred Stock plus a 75% reserve, the Company may be obligated to redeem, at a 25% premium, a sufficient number of shares of Series B Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of Series B Preferred Stock without causing the Company to violate the 20% Nasdaq Limit and, upon issuance of all such 1,995,534 shares of Common Stock, the Company will be required upon subsequent conversion of shares of Series B Preferred Stock to redeem such shares for cash at the Special Redemption Price (as defined below). Any delay in payment will cause such redemption amount to accrue interest at the prime rate (as provided by the Wall Street Journal) plus 5% (or if lower, the highest rate permitted by law) until paid. See "--Nasdaq Listing Obligation" and "---Consequences if Stockholder Approval Not Obtained."

     The Company has agreed to cause to be registered the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including shares payable as dividends, if any, thereon, for resale under the Securities Act, together with a reserve of an additional 75%, no later than November 27, 1997. Any delay in having such registration statement declared effective by the Commission beyond November 27, 1997, or any unavailability to the holders of the Series B Preferred Stock of a current prospectus after such period, will require the Company to pay to each holder, an amount equal to 1% of the total purchase price of the Series B Preferred Stock for the first 30-day period of the delay (prorated for any shorter period), and 2% of the total purchase price for each month thereafter (prorated for any shorter period). Based on the amounts of Series B Preferred Stock outstanding as of the date of this Proxy Statement, the aggregate amount of such payments is $129,500 during the first month of such delay (or $4,317 per day) and $259,000 per month of additional delay (or $8,633 per day).

     Placement Agent Compensation. The Placement Agent for the 1997 Private Placement was Shoreline Pacific, the Institutional Finance Division of Financial West Group (the "Placement Agent"). In consideration for placing such securities, the Placement Agent was paid cash compensation of 5% of the gross proceeds received by the Company. Further, the Company also issued to the Placement Agent Series B Warrants to acquire an aggregate of 40,000 shares of Common Stock at a price of $5.91 per share. Such Warrants are exercisable at any time through August 2002. The Company is required to register the shares of Common Stock issuable upon exercise of the Series B Warrants for resale under the Securities Act. The Placement Agent will retain its compensation whether or not the stockholder approval sought hereby is obtained.

Nasdaq Listing Obligation

     The Company's listing agreement regarding the trading of the Common Stock on the Nasdaq National Market requires the Company to comply with certain "non-quantitative designation criteria." These criteria include the requirement that, with certain exceptions, issuers quoted on the Nasdaq National Market obtain stockholder approval of the issuance of discounted or potentially discounted Common Stock equal to 20% or more of the number of shares or voting power then outstanding. Stockholder approval is also required for transactions which result in "change in control." Although the Company does not believe that the 1997 Private Placement Issuances contemplated by the 1997 Private Placement Issuances constitute a "change in control" under the Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on the fact that no voting rights were granted to holders of the Series B Preferred Stock as such, that such holders do not have any contractual right to elect a director or otherwise influence management of the Company, and there has been no change in the Company's Chairman of the Board or its President and Chief Executive Officer.

     In order to assure continued compliance with the 20% Nasdaq Limit, the transaction documents governing the 1997 Private Placement Issuances expressly provide that no more than an aggregate of approximately 1,995,534 shares of Common Stock (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement) may be issued in connection therewith unless and until the approval sought hereby is obtained. See "Description of Capital Stock."

     The approval of Proposal No. 1 by the Company's stockholders would result in the approval of the issuance by the Company of shares of Common Stock in satisfaction of its obligations under the securities issued in the 1997 Private Placement as described in this Proxy Statement and would free the Company from the requirements of the 20% Nasdaq Limit. No further stockholder vote or approval related to the 1997 Private Placement Issuances will be sought or required, unless a decline in the market price of the Common Stock causes the Company's reserve of authorized but unissued shares of Common Stock reserved for issuance as Conversion Shares to amount to less than 75% in excess of the required amount based on ongoing conversion price changes shall exceed the number of authorized shares. If the approval sought hereby is not obtained, the Company will only be permitted to issue an aggregate of approximately 1,995,534 shares in connection with the 1997 Private Placement, and any other obligations will have to be paid in cash as described below. See "--Consequences if Stockholder Approval Not Obtained."

Consequences if Stockholder Approval Not Obtained

     If the stockholder approval sought hereby is not obtained, the 20% Nasdaq Limit and the terms of the Series B Preferred Stock will prohibit the Company from issuing more than 1,995,534 shares of Common Stock in connection with the 1997 Private Placement Issuances (slightly less than 20% of the shares of Common Stock outstanding on the date of the 1997 Private Placement). If the approval sought hereby is declined by the stockholders or if such approval is not for any reason received by December 26, 1997 (or such later deadline as may be consented to by all of the holders of the Series B Preferred Stock), the Company may be obligated to redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series B Preferred Stock which will permit conversion of 200% of the remaining shares of Series B Preferred Stock without breaching any obligation of the Company under the Company's listing agreement with the Nasdaq National Market. The "Special Redemption Price" means a cash payment equal to the greater of (i) the liquidation preference of $10,000 multiplied by 125% or (ii) the current value of the Common Stock based on the price per share of Common Stock, which the holders of such shares of Series B Preferred Stock would otherwise be entitled to receive upon conversion. Such redemption must be completed within five business days of the Company's receipt of a redemption request. Any delay in payment will cause such redemption amount to accrue interest at the rate of 1% per month during the first 30 days, prorated daily (2% monthly, prorated daily, thereafter).

     The amount of cash which the Company would be required to return in the event of stockholder disapproval will depend on the per share market price history of the Common Stock on the date such payment must be made. Assuming a Conversion Price of $3.40625 per share (the average of the lowest three daily closing bid prices during the 20-day Look-Back period ended on December 10,
1997), a $3.40625 per share market price, and completion of the redemption within five business days after the Company's receipt of a redemption request, the Company would be required to pay at least $15,312,500 (including a premium of 25% or $3,062,500). The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock will generally increase if the market price of the Common Stock decreases. Accordingly, if the market price of the Common Stock decreases significantly, the number of shares of Series B Preferred Stock which could not be converted into Common Stock would increase and the amount of cash that the Company could be required to pay to holders of the Series B Preferred Stock would increase. The Company does not have sufficient cash and marketable securities to satisfy this contingent obligation. There can be no assurance that the Company will have available the cash resources to satisfy future obligations which might arise depending on the future market price of the Common Stock, or that such payments would not have a material adverse effect on the Company's liquidity and financial position.

     The Company has requested that each of the four holders of Series B Preferred Stock extend to February 28, 1998 the current deadline (December 26,
1997) for the Company to obtain the required shareholder approvals. Such a waiver would need to be unanimous. There can be no assurance as to whether, when or on what terms such any such extension can be obtained.

Effects of 1997 Private Placement Issuances on Holders of Common Stock

     Although the holders of the Series B Preferred Stock have voting rights only under the limited circumstances required by Delaware corporate law and are not entitled to receive any dividends unless dividends are concurrently paid on the Common Stock, there is no limit on the number of shares which the holders of the Series B Preferred Stock would be entitled to receive upon the conversions thereof, subject to the approval of the Company's shareholders of the issuance of more than 1,995,534 shares of Common Stock in connection with such conversions. In addition, in the event of a liquidation of the Company, the holders of the Series B Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.

     As noted in the above discussion captioned "-Possible Disadvantages of Approving the Proposal," the exact number of shares issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be estimated and the current holders of Common Stock will be diluted in their percent of ownership of the Company by the 1997 Private Placement Issuances and may be substantially diluted depending on the market price of the Common Stock during such period, and the conversion formulas applicable to the Series B Preferred Stock at the time of conversion. The dilution of earnings per share, if any, will be determined by both the increase in the number of shares and earnings associated with the IBM Patents.

     The following table illustrates the effect of various Conversion Prices, assuming (i) all Series B Preferred Stock was converted at the same time at these prices and (ii) the Company's shareholders approve the 1997 Private Placement Issuance and the Charter Amendment:

         Assumed                  Number of              As Percent of Common
        Conversion                Conversion               Shares Outstanding
         Price (1)              Shares Issuable           After Conversion (2)

          $1.00                   12,950,000                     56.5%
          $2.00                    6,475,000                     39.3%
          $3.00                    4,316,667                     30.2%
          $3.40625 (3)             3,801,835                     27.6%
          $4.00                    3,237,500                     24.5%
          $5.00                    2,590,000                     20.6%
          $6.00                    2,158,333                     17.8%
          $6.68                    1,938,622                     16.3%
(maximum Conversion Price)

     (1) Such Conversion Price is based on the lesser of $6.68 per share or the Variable Conversion Price, as defined under "Summary of Transaction Terms-Series B Preferred Placement."

     (2) Assumes that the aggregate number of shares outstanding at the time of conversion equals the 9,984,672 shares of Common Stock outstanding on December 18, 1997 plus the number of Conversion Shares issuable at the price indicated.

     (3) Equals the Conversion Price that would have been applicable if all of the Series B Preferred Stock had been converted on December 10, 1997.


     Under applicable Delaware law and the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of additional shares of preferred stock, and shares of Common Stock into which such preferred stock may be converted, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares of preferred stock are converted or redeemed. The Company currently has no plans to designate and/or issue any additional shares of preferred stock, except those pursuant to the Series B Warrants and as dividends on shares of Series B Preferred Stock.

Board of Directors Approval

     As previously disclosed, the Board of Directors has recognized for some time that the purchase of the IBM Patents required that additional capital be raised. The Board discussed this need for capital at two Board meetings during 1997 and authorized management to acquire the capital through this proposed private placement of convertible preferred stock. The Board considered the benefits and risks of raising equity based on future market prices relative to other available alternatives and concluded that the 1997 Private Placement Issuances were in the best interest of the Company and should be pursued. See "---Use of Proceeds."

Use of Proceeds

     The Company estimates that the aggregate net proceeds received by it from the issuance of shares Series B Preferred Stock in the 1997 Private Placement was approximately $15.0 million (after cash fees to the Placement Agent and estimated transaction expenses). The Company used substantially all of such funds to finance the purchase of the IBM Patents.

Interests of Certain Persons

     None of the purchasers of the Series B Preferred Stock was or is an executive officer or director of the Company or, to the Company's knowledge, an affiliate of any such officer or director. To the Company's knowledge, none of such purchasers beneficially owned 5% or more of the Common Stock before the 1997 Private Placement.

No Appraisal or Dissenters' Rights; No Preemptive Rights

     Under applicable Delaware law, stockholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the 1997 Private Placement or the 1997 Private Placement Issuances. Existing stockholders have no preemptive rights in respect of any of the securities to be issued in the 1997 Private Placement Issuances or any other securities issuances by the Company.

Certain Voting and Market Standoff Undertakings

     Messrs. Michael Farris and Gregory Wilson, the Company's Chief Executive Officer and Chief Financial Officer, respectively, have each agreed with the holders of the Series B Preferred Stock to vote all shares of Common Stock over which they exercise voting authority in favor of Proposal No. 1. As of the date of this Proxy Statement, the Company believes that such undertakings cover an aggregate of approximately 430,200 shares, representing approximately 4.3% of the shares outstanding on the record date for the Special Meeting.

     Separately, Mr. Farris has agreed, effective through February 28, 1999, not to sell, transfer or assign more than the lesser of 125,000 shares of Common Stock or 15% of the shares of Common Stock owned by Mr. Farris as of August 29, 1997 without the prior consent of the holders of the Series B Preferred Stock.

Vote Required

     Stockholder approval of the 1997 Private Placement Issuances requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Special Meeting. The Board of Directors unanimously recommends that stockholders vote FOR the 1997 Private Placement Issuances. The directors and officers of the Company intend to vote their shares in favor of this Proposal.


                                 PROPOSAL NO. 2:
                    APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                  CERTIFICATE OF INCORPORATION TO INCREASE THE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

     The Board of Directors has unanimously adopted a resolution to submit to shareholders a proposal to amend the first paragraph of Article IV of the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 40,000,000. The Board determined that such an amendment is advisable and directed that the proposed amendment be considered by the Company's stockholders at the Special Meeting.

     The full text of Section 1(a) of Article IV of the Company's Certificate of Incorporation, if amended as proposed, would read as follows:

         (a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 40,000,000, each with a par value of $.001 per share.

     The Charter Amendment will not increase the number of shares of preferred stock authorized. The relative rights and limitations of the Common Stock and preferred stock would remain unchanged under the Charter Amendment. However, because shareholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding Common Stock.

Purposes and Effects of  Increasing  the Number of  Authorized  Shares of Common
Stock

     The proposed Charter Amendment would increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 40,000,000. The additional 20,000,000 shares, if and when issued, would have the same rights and privileges as the shares of Common Stock that are now outstanding. The holders of Common Stock are not entitled to preemptive rights or cumulative voting.

     The Board of Directors recommends the proposed increase in the authorized number of shares of Common Stock to ensure that an adequate supply of authorized and unissued shares are available for (i) additional issuances under the Company's employee benefit plans, (ii) the raising of additional capital for the operations of the Company, (iii) the financing of the acquisition of other businesses, (iv) the payment of contingent obligations for stock or (v) conversion of the Company's equity securities described above. Except as described above, there are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized and such shares would be available for issuance without further action by stockholders, unless required by the Company's Certificate of Incorporation, its Bylaws or applicable law.

     The increase in the number of authorized shares of Common Stock has not been proposed for any anti-takeover purpose and the Board of Directors and members of management of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of its Common Stock. However, the availability of additional shares of Common Stock could make any attempt to gain control of the Company or of the Board more difficult. Shares of authorized but unissued Common Stock could be issued in an effort to dilute the stock ownership and voting power of any person or entity desiring to acquire control of the Company, which might have the effect of discouraging or making less likely such a change of control. Such shares could also be issued to other persons or entities who support the Board in opposing a takeover attempt that the Board considers not to be in the best interests of the Company and its stockholders.

     On December 18, 1997, the Company had 9,984,672 shares of Common Stock issued and outstanding. In addition, an aggregate of approximately 5,849,569 shares of Common Stock were reserved for issuance by the Company, including shares reserved for issuance (i) upon exercise of options granted and available for grant under the Company's employee and director stock option plans, (ii) upon exercise of warrants issued in connection with previous financing arrangements of the Company in 1996 and 1997, (iii) upon conversion of the issued and outstanding Series B Preferred Stock discussed in Proposal No. 1, as currently limited pending shareholder approval of Proposal No. 1, and the associated warrants and (iv) that are contingently issuable in connection with all transactions the Company has consummated through the date hereof. The total does not include an indeterminate and potentially unlimited number of shares that may be issuable to Florida Laser Partners as royalties payable beginning on March 11, 2002 or after all shares contingently issuable to the former shareholders and former optionholders of LaserSight Centers have been issued, whichever first occurs.

     If all such options and warrants were exercised and all outstanding shares of Series B Preferred Stock were converted under the current-applicable 20% Nasdaq Limit, the Company would have an aggregate of approximately 15,834,239 shares of Common Stock issued and outstanding. (This number excludes the 343,300 shares that are contingently issuable to Mr. Farris as an earnout from the 1995 sale of The Farris Group to the Company because Mr. Farris has agreed to renounce his earnout shares if Proposal No. 2 is not approved.) In addition, as described above under Proposal No. 1, the Series B Preferred Stock is convertible into additional shares of Common Stock if the shareholders approve Proposal No. 1. The Company must as of any date keep reserved for possible issuance a number of shares of Common Stock equal to 175% of the number of shares of Common Stock that would be issuable if all shares of the Series B Preferred Stock then outstanding were converted into Common Stock as of such date. After giving effect to the Company's redemption of Series B Preferred Stock with an aggregate face amount of $3,050,000 on October 28, 1997 and the resulting reduction in aggregate face amount of the remaining Series B Preferred Stock to $12,950,000, the number of shares of Common Stock required to be reserved to satisfy such 175% requirement would be 4,657,677, in addition to the 1,995,534 shares which are reserved prior to the approval of Proposal No. 1, resulting in a total of 20,491,918 outstanding shares and reserved shares, or 491,918 shares more than the 20,000,000 shares presently authorized under the Company's Certificate of Incorporation. (These share amounts are based on an assumed Conversion Price of $3.40625 per share, the price that would have been applicable if all of the Series B Preferred Stock had been converted on December 10, 1997.)

The following table summarizes this analysis:

         Authorized shares                                                                               20,000,000
         Issued and outstanding as of December 18, 1997                                  9,984,672
         Reserved for future issuance:
            Stock options-outstanding                                     1,021,150
            Stock options-future grants                                     479,000
            Warrants--previous financings                                   567,509
            Series B Conversion Shares (20% Nasdaq limit)                 1,995,534
            Series B-related Warrants                                       790,000
            Contingently issuable shares                                    996,376
                                                                           ---------
                  Total reserved                                                         5,849,569
                                                                                         ---------
         Total Common Shares issued or reserved for issuance                                            (15,834,241)
         Additional Series B Conversion  Shares to be reserved upon  shareholder approval of 1997 Private Placement
           Issuances (assuming a Conversion Price of $3.40625)                                           (4,657,677)
                                                                                                         -----------

         Total Common Shares available (shortfall)                                                         (491,918)
                                                                                                         ===========

     To elaborate, on August 29, 1997, the Company issued and sold the Series B Preferred Stock for an aggregate purchase price of $16.0 million. The Series B Preferred Stock is convertible into the number of shares of Common Stock determined by dividing its $10,000 stated value per share (plus any accrued but unpaid dividends) by the lesser of (x) the Variable Conversion Price or (y) $6.68 per share. The Series B Preferred Stock is entitled to a dividend at the rate of any dividend declared on the Common Stock. The Preferred Stock is convertible into Common Stock at any time or times until August 29, 2000. The Company has reserved 1,995,534 shares of Common Stock for issuance upon conversion of, or payable as dividends on account of, the Preferred Stock. If Proposal No. 1 is approved, and the Preferred Stock is converted to Common Stock at the current Variable Conversion Rate, the Company will be required to issue more shares of Common Stock upon conversion and than it has currently reserved for this purpose. The Company cannot determine the ultimate number of shares which will be issued upon conversion or as dividends on the new Preferred Stock. Even if the proposed increase in the authorized number of shares of Common Stock is approved by the stockholders, the Company will be required to continue to keep reserved at all times a number of shares of Common Stock equal to 175% of the number of Conversion Shares then issuable upon conversion of, or payable as dividends on account of, the Series B Preferred Stock. If the number of Conversion Shares reserved for issuance should ever fall below this 175% threshold, the Company shall then be required to increase the number of its authorized shares so as to increase the reserved share threshold to 200% put on reserve 200% of the number of shares then issuable upon conversion of, or payable as dividends on, the Series B Preferred Stock.

     In evaluating the proposed Charter Amendment, stockholders should consider the effect of certain other provisions of the Company's Certificate of Incorporation and Bylaws that may have anti-takeover consequences. These provisions include (i) the authorization of 10,000,000 shares of Preferred Stock, the terms of which may be fixed by the Board of Directors without further action by the Company's stockholders, (ii) a provision that standing Directors may be removed only by a majority vote of stockholders entitled to vote, (iii) a limitation on the ability of the Company's stockholders to call special stockholder meetings, and (iv) a provision that vacancies in, and newly created directorships resulting from an increase in the authorized number of directors on, the Board may be filled by a majority of the remaining Directors.

Vote Required; Effective Date of Proposed Amendment; Recommendation of the Board of Directors

     If the proposed Charter Amendment is approved by the holders of a majority of the outstanding shares of Common Stock, it will become effective upon the filing by the Company of a Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State, which is expected to be done as soon as practicable after stockholder approval is obtained. The Board of Directors unanimously recommends that stockholders vote FOR the proposed Charter Amendment. The directors and executive officers of the Company intend to vote their shares in favor of this Proposal.


                RELATIONSHIP OF PROPOSAL No. 1 AND PROPOSAL No. 2

     Proposal No. 1 and Proposal No. 2 are separate proposals; the adoption of one is not conditioned upon the shareholders' approval of the other. However, if Proposal No.1 is approved, and Proposal No. 2 is not approved, the Company would not have enough authorized but unissued shares available to satisfy its commitments to issue shares, after taking into account the Company's obligation to reserve as of any date a number of Conversion Shares equal to 175% of the number of Conversion Shares that would actually be issuable if all 1,295 outstanding shares of Series B Preferred Stock were to be converted as of such date. The Company's current estimate of the amount of this shortfall in authorized but unissued shares is 491,918, based on (i) the Conversion Price that would have been in effect on December 10, 1997 and (ii) the renunciation by Mr. Farris of his contingent right to up to 343,300 earnout shares if Proposal No. 2 is not approved. The Company could also choose to discontinue granting options to its employees and directors, for which 479,000 shares are presently reserved. If the Company took such action, the shortfall of authorized but unissued shares would then be would be reduced to 12,918. There can be no assurances that sufficient authorized shares will remain if the market price of the Common Stock decreases significantly in the future.


                                 PROPOSAL NO. 3:
                    ADJOURNMENT OF SPECIAL MEETING, IF NEEDED
                          TO SOLICIT ADDITIONAL PROXIES

     If a quorum is not obtained or if fewer shares are likely to be voted to approve the 1997 Private Placement Issuance or the Charter Amendment than the number required for approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purposes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter prior to the adjournment.

     If there are not sufficient votes to approve the 1997 Private Placement Issuance or the Charter Amendment at the Special Meeting, the approval of such proposals would require the adjournment of the Special Meeting to permit further solicitation of proxies. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than the announcement of such time and place at the Special Meeting. The affirmative vote of at least a majority of the Common Stock present or represented, in person or by proxy, and voting at the Special Meeting is required to approve such adjournment, whether or not a quorum is present at the Special Meeting. An adjournment of the Special Meeting may be necessary because the limited time between the mailing of the Proxy Statement and the Special Meeting may result in the lack of a quorum at the Special Meeting. To obtain the requisite vote, it may be necessary to adjourn the Special Meeting to solicit additional proxies.

     If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

     The Board of Directors unanimously recommends that stockholders vote FOR Proposal No. 3.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 18, 1997 by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each Director, and (iii) all officers and directors of the Company as a group. The number of shares of Common Stock shown as owned below assumes the exercise of all currently-exercisable options and conversion of all convertible securities held by the applicable person or group, and the percentages shown assume the exercise of such options, the conversion of such convertible securities, and assume that no options or convertible securities held by others are exercised or converted, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" of the Common Stock has been determined in accordance with the rules of the SEC.


                                                                       Number of            Percentage
Name of                                                                Shares of            of Common
Individual or Group(1)               Position Held                     Common Stock         Stock Owned

Francis E. O'Donnell, Jr., M.D.      Chairman of the Board;            455,261 (2)(3)           4.4
                                     Director
Michael R. Farris                    President and Chief               450,200 (3)              4.4
                                     Executive Officer; Director
J. Richard Crowley                   Director; President,               48,000 (3)               *
                                     LaserSight Technologies, Inc.
Terry A. Fuller                      Director                              --                   --
Richard C. Lutzy                     Director                           16,000 (3)               *
Thomas Quinn                         Director                           25,000 (3)               *
David T. Pieroni                     Director                          102,500 (3)               *
Richard Stensrud                     Chief Operating Officer            45,110 (3)               *
Gregory L. Wilson                    Chief Financial Officer            25,000 (3)               *

All directors and executive officers
  as a group (9 persons)                                             1,167,071 (3)             11.3

Frederic Kremer, M.D.                                                  535,515                  5.4
  200 Mall Boulevard
  King of Prussia, PA 19406

Stark International and
Shepherd Investments International, Ltd. (4)
  c/o Staro Asset Management, L.L.C.                                 1,373,536 (5)             12.1
  1500 West Market Street
  Mequon, WI 53092

CC Investments, LDC                                                    856,919 (6)              7.9
  Corporate Centre, West Bay Road
  P.O. Box 31106 SMB
  Grand Cayman, Cayman Islands

---------------------------------

*    Less than 1%.

(1) Excludes Societe Generale, which holds Series B Preferred Stock and Series B Warrants which are presently convertible into or exercisable for (as applicable) an aggregate of 515,076 shares of Common Stock (or 4.9% of the shares that would then be outstanding), based on the presently-applicable 20% Nasdaq Limit. If Proposal No. 1 is approved, the 20% Nasdaq Limit will cease to be applicable and Societe Generale may, depending on the market prices of the Common Stock, be considered to beneficially own additional shares of Common Stock. For example, assuming a Conversion Price of $3.40625 per share (based on prices of the Common Stock on the Nasdaq National Market during the period preceding December 10, 1997), the number of such shares of Common Stock so issuable would increase to 854,019 (or 7.9% of the shares that would be outstanding after giving effect to such exercise and conversion by it).

(2) Includes 347,983 shares held by the Irrevocable Trust No. 7 for the benefit of the Francis E. O'Donnell, Jr., M.D. Trust and 2,778 shares held by the Francis E. O'Donnell, Jr. Descendants Trust. Ms. Kathleen M. O'Donnell, the sister of Dr. O'Donnell, is trustee of both Trusts. Dr. O'Donnell disclaims beneficial ownership of such shares.

(3) Includes options to acquire shares of Common Stock which are now exercisable or will first become exercisable before February 16, 1998, as follows: Dr. O'Donnell (91,000); Mr. Farris (35,000); Mr. Crowley (45,000); Mr. Fuller (zero); Mr. Lutzy (15,000); Mr. Quinn (25,000); Mr. Pieroni (100,000); Mr. Stensrud (45,000); Mr. Wilson (10,000); and all directors and executive officers as a group (366,000).

(4) According to a Schedule 13D filed by Michael A. Roth and Brian J. Stark on October 1, 1997, such shares may be deemed to be beneficially owned by Messrs. Roth and Stark, who are investment fund managers for Staro Asset Management, L.L.C., Stark & Roth, Inc., and Staro Partners. The business address of Messrs. Roth and Stark is the same as that of Staro Asset Management, L.L.C.

(5) Includes 375,000 shares issuable upon the exercise of presently-exercisable Series B Warrants and 998,536 Conversion Shares issuable upon the conversion of 340 shares of Series B Preferred Stock, based on the presently-applicable 20% Nasdaq Limit. If Proposal No. 1 is approved, the 20% Nasdaq Limit will cease to be applicable and Stark International and Shepherd Investments International, Ltd. may, depending on the market prices of the Common Stock, be considered to beneficially own additional shares of Common Stock. For example, assuming a Conversion Price of $3.40625 per share (based on prices of the Common Stock on the Nasdaq National Market during the period preceding December 10, 1997), they would beneficially own an aggregate of 2,277,385 shares of Common Stock (or 18.6% of the shares outstanding after giving effect to such exercise and conversion by them). See "Proposal No. 1--Effects of 1997 Private Placement Issuances on Holders of Common Stock."

(6) Includes 234,375 shares issuable upon the exercise of presently-exercisable Series B Warrants and 622,544 Conversion Shares issuable upon the conversion of 212 shares of Series B Preferred Stock, based on the presently-applicable 20% Nasdaq Limit. If Proposal No. 1 is approved, the 20% Nasdaq Limit will cease to be applicable and CC Investments may, depending on the market prices of the Common Stock, be considered to beneficially own additional shares of Common Stock. For example, assuming a Conversion Price of $3.40625 per share (based on prices of the Common Stock on the Nasdaq National Market during the period preceding December 10,
     1997), it would beneficially own an aggregate of 1,420,430 shares of Common Stock (or 12.5% of the shares outstanding after giving effect to such exercise and conversion by it). See "Proposal No. 1--Effects of 1997 Private Placement Issuances on Holders of Common Stock."

                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Existing Charter"), and By-Laws.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in one or more series. As of December 18, 1997, 9,984,672 shares of Common Stock were outstanding (not including outstanding options to acquire Common Stock or any shares of Common Stock issuable upon the conversion or exchange of outstanding preferred stock). The only shares of preferred stock outstanding as of such date were 1,295 shares of Series B Preferred Stock (after giving effect to the Company's optional redemption of 305 shares of Series B preferred Stock) on October 28, 1997).

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue.

Series A Convertible Preferred Stock

     On January 10, 1996, the Company issued 116 shares of Series A Convertible Preferred Stock. All of such shares have been converted into Common Stock.

Series B Convertible Participating Preferred Stock

     The terms and conditions of the Series B Convertible Participating Preferred Stock, including the rights of the holders thereof to dividends, conversions, registration rights and voting are set forth under the caption "Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Series B Convertible Participating Preferred Stock Placement."

Delaware Law and Certain Charter Provisions

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. In addition, the By-laws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Board of Directors.

     The Existing Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Existing Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Warrants and Options

     In connection with the private placement of Preferred Stock in January 1996, the Company issued to its placement agent, Spencer Trask Securities Incorporated ("Spencer Trask") and to an assignee of Spencer Trask, the 1996 Warrants to purchase an aggregate of 17,509 shares of Common Stock at an exercise price of $13.25 per share. The 1996 Warrants are exercisable at any time through January 10, 1999.

     In connection with the financing of a credit facility in April 1997, the Company issued to Foothill Capital Corporation ("FCC"), the 1997 FCC Warrants to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $6.0667 per share. In addition, the 1997 FCC Warrants have certain anti-dilution features which provide for approximately 50,000 additional shares pursuant to the issuance of the Series B Preferred Stock and a corresponding reduction in the exercise price to $5.52 per share. The 1997 FCC Warrants are exercisable at any time after March 31, 1998 and before April 1, 2002.

     In connection with the 1997 Private Placement, the Company agreed to issue to the holders and the Placement Agent the Series B Warrants to purchase 750,000 and 40,000 shares, respectively, of Common Stock at $5.91 per share. The Series B Warrants are exercisable at any time before August, 2002. The Company is required to register the shares of Common Stock issuable upon exercise and conversion of the Series B Warrants for resale under the Securities Act. See "Proposal No. 1: Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Placement Agent Compensation."

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated by reference in this Proxy Statement:

         A. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A filed on December 12, 1997;

         B. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997 (each as amended by a Form 10-Q/A filed on December 11, 1997);

         C. The Company's Current Reports on Form 8-K filed on February 25, March 18, March 27, April 8, April 25, July 1, July 31, August 13, September 2, September 11, September 15, September 24, and November 7, 1997; and

         D. The description of the Common Stock contained in the Company's Form 8-A/A (Amend. No. 3) filed on September 29, 1997.

     Any information in a document incorporated by reference in this Proxy Statement shall be modified or superseded for purposes of this Proxy Statement to the extent that information included in this Proxy Statement or in any subsequently-filed document that is also incorporated by reference herein, modifies or supersedes such information. Any such modified or superseded information shall not be considered, except as so modified or superseded, to be a part of the Proxy Statement.

     This Proxy Statement incorporates by reference documents which are not presented in this Proxy Statement or delivered herewith. The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such persons, copies of such documents (other than certain exhibits). Requests for copies should be addressed to: Corporate Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146, telephone: (314) 469-3220.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 1998 annual meeting of stockholders must be received by the Company no later than January 21, 1998 in order that they may be included in the Company's proxy statement relating to the 1998 annual meeting.


                                  OTHER MATTERS

     Please sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed within the United States. If you later decide to attend the Special Meeting and wish to vote your shares in person, you may do so. We will appreciate your giving this matter your prompt attention.


                                            By Order of the Board of Directors



                                            Gregory L. Wilson
                                            Secretary

January  __, 1998

                             LASERSIGHT INCORPORATED
                                      PROXY
               SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY __, 1998

     This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby (i) appoints Michael R. Farris, Richard L. Stensrud, and Gregory L. Wilson and each of them as Proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of Common Stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Special Meeting of Stockholders of the Company, to be held on , February __, 1998 at 10:00 a.m., St. Louis time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows. If no directions are given below, said shares will be voted "FOR" items 1, 2 and 3.

(1)  APPROVAL OF 1997 PRIVATE PLACEMENT ISSUANCES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]


(2)  AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(3)  ADJOURNMENT OF SPECIAL MEETING, IF NEEDED TO SOLICIT ADDITIONAL PROXIES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(4) In their discretion to act on any other matters which may properly come before the Special Meeting.


PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE The Board of Directors unanimously recommends that you vote FOR the above proposals.

Signature______________________________________________

Signature______________________________________________
                        (IF JOINTLY HELD)

Dated: _______________, 1998

Note:
Your signature should be exactly the same as the name imprinted on this proxy. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.